Exhibit 99

NOTICE OF BLACKOUT PERIOD

TO DIRECTORS AND EXECUTIVE OFFICERS OF

CARPENTER TECHNOLOGY CORPORATION

Notice Date: November 24, 2004

To effectuate a change in administrative service providers for the Savings Plan of Carpenter Technology Corporation [the “401(k) Plan”], the 401(k) Plan will be subject to a blackout period (the “Blackout Period”). This Blackout Period will temporarily prevent 401(k) Plan participants from requesting withdrawals, fund transfers, loans and other transactions under the Plan. The Blackout Period is needed to allow Mellon to successfully transfer the 401(k) Plan’s assets to our new vendor, Vanguard.

The Blackout Period will begin on December 23, 2004, and end on or about January 9, 2005.

Under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Section 101(a) of Regulation BTR, promulgated thereunder, each director and executive officer of Carpenter Technology Corporation (the “Company”) subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, is prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any equity security of the Company during the Blackout Period, if the director or executive officer acquired or previously acquired the equity security in connection with his or her service or employment as a director or officer of the Company. Consequently, during the Blackout Period, you may not purchase, sell or otherwise transfer or acquire any equity securities of the Company (or exercise any options) that you acquired in connection with your service as a director or executive officer of the Company. Certain transactions are exempt from this prohibition, including, but not limited to, purchases or sales of the Company securities pursuant to a Rule 10b5-1 arrangement (provided such arrangement is not adopted or amended during the Blackout Period) and purchases that occur automatically pursuant to the Employee Stock Purchase Plan or the 401(k) Plan.

The foregoing prohibition is in addition to the restrictions on trading activity under the Company’s policy on insider securities transactions.

Please note that any security of the Company that you purchase, sell or otherwise transfer during the Blackout Period will be automatically treated as acquired in connection with your service or employment with the Company unless you establish that the securities were acquired from another source and that such identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting purposes.

If you have any questions about this notice or the Blackout Period, you should contact David Christiansen, at (610) 208-3065 or by e-mail at “dchristi@cartech.com.”